Exhibit 99.3

Glendon Capital Management Sends Letter to Frontier Communications Board of Directors Opposing Sale to Verizon for $38.50 Per Share

Will Vote Against Verizon Transaction at Current Price as it Significantly Undervalues Frontier’s Assets and Earnings Trajectory

Frontier’s Board Relied on Fundamentally Flawed DCF and Peer Analysis

Believes Frontier’s Enterprise Value is at Least $26 Billion, 30% Higher than the Current $20 Billion Enterprise Value Ascribed from the Verizon Transaction

Urges Extension of Record Date and Date of Special Meeting of Stockholders

LOS ANGELES, October 23, 2024 – Glendon Capital Management LP (“Glendon”), a private investment firm which is one of the largest shareholders of Frontier Communications Parent, Inc. ("Frontier" or the "Company") (NASDAQ: FYBR), owning nearly 10% of the outstanding shares of the Company’s common stock, today sent a letter to Frontier’s Board of Directors (the “Board”) regarding Glendon’s decision to vote against the proposed acquisition of Frontier by Verizon Communications Inc. (“Verizon”) at a price of $38.50 per share (the “Verizon Transaction”).

In the letter, Glendon expressed its belief that Frontier’s enterprise value is at least $26 billion today, 30% higher than the current $20 billion enterprise value ascribed from the Verizon Transaction, based on an analysis of the most recent and relevant comparable transactions as well as Frontier’s expected future cash flows.

Additionally, Glendon expressed its disappointment with the Board’s illogical and rushed setting of the record date and special meeting of stockholders, and urged an extension of both dates to enable shareholders to fully understand the standalone case for Frontier.

The full text of the letter can be accessed by clicking the following link: Letter to Frontier’s Board.

Disclaimers

THIS IS NOT A SOLICITATION OF AUTHORITY TO VOTE YOUR PROXY. DO NOT SEND US YOUR PROXY CARD. GLENDON CAPITAL MANAGEMENT IS NOT ASKING FOR YOUR PROXY CARD AND WILL NOT ACCEPT PROXY CARDS IF SENT. GLENDON CAPITAL MANAGEMENT IS NOT ABLE TO VOTE YOUR PROXY, NOR DOES THIS COMMUNICATION CONTEMPLATE SUCH AN EVENT.

This letter does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This letter does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of Frontier Communications Parent, Inc. (the "Company") will trade, and such securities may not trade at prices that may be implied herein. In addition, this letter and the discussions and opinions herein are for general information only, and are not intended to provide financial, legal or investment advice. Each shareholder of the Company should independently evaluate the proxy materials and make a decision that aligns with their own financial interests, consulting with their own advisers, as necessary.

This letter contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "plans", "will be" and similar expressions. Although Glendon Capital ("Glendon ") believes that the expectations reflected in forward-looking statements contained herein are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Glendon or the Company—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Company's public filings with the U.S. Securities and Exchange Commission, including those listed under "Risk Factors" in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q and those related to the Pending Transaction (as defined below). The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Glendon does not undertake any obligation to update or revise any forward-looking information or statements. Certain information included in this press release is based on data obtained from sources considered to be reliable. Any analyses provided herein is intended to assist the reader in evaluating the matters described herein and may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should not be viewed as factual and should not be relied upon as an accurate prediction of future results. All figures are estimates and, unless required by law, are subject to revision without notice.

Glendon’s fund currently beneficially owns shares of the Company. This fund is in the business of trading (i.e., buying and selling) securities and intends to continue trading in the securities of the Company. You should assume this fund will from time to time sell all or a portion of its holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. Consequently, Glendon’s beneficial ownership of shares of, and/or economic interest in, the Company may vary over time depending on various factors, with or without regard to Glendon’s views of the pending transaction involving the Company and Verizon Communications (the "Pending Transaction") or the Company's business, prospects, or valuation (including the market price of the Company's shares), including, without limitation, other investment opportunities available to Glendon, concentration of positions in the portfolios managed by Glendon, conditions in the securities markets, and general economic and industry conditions. Without limiting the generality of the foregoing, in the event of a change in the Company's share price on or following the date hereof, Glendon’s funds may buy additional shares or sell all or a portion of its holdings of the Company (including, in each case, by trading in options, puts, calls, swaps, or other derivative instruments relating to the Company's shares). Glendon also reserves the right to change the opinions expressed herein and its intentions with respect to its investment in the Company, and to take any actions with respect to its investment in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Contacts:

Gasthalter & Co.

Glendon@Gasthalter.com

(212) 257-4170